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                                                                       EXHIBIT 5

                            [BAKER BOTTS LETTERHEAD]


001166.1171

November 5, 2001

Reliant Energy, Incorporated
1111 Louisiana
Houston, Texas 77002

CenterPoint Energy, Inc.
1111 Louisiana Street
Houston, Texas 77002

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4 (Registration No. 333-69502) (the "Registration Statement") filed by CenterPoint Energy, Inc. (formerly Reliant Energy Regco, Inc.) (the "Company"), a Texas corporation and wholly owned subsidiary of Reliant Energy Incorporated, a Texas corporation ("Reliant Energy"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of up to 306,456,613 shares (the "Shares") of the Company's common stock, without par value, including associated rights (the "Rights") to purchase Series A Preferred Stock, without par value, of the Company. The Shares and Rights are issuable in connection with the merger (the "Merger") of Reliant Energy MergerCo, Inc., a Texas corporation ("MergerCo"), with and into Reliant Energy, as more fully described in the Agreement and Plan of Merger dated as of October 19, 2001 (the "Merger Agreement") by and among Reliant Energy, MergerCo, and the Company.

         You have asked us to pass upon for you certain legal matters with respect to the Shares and the Rights to be issued in connection with the transaction referred to above. In our capacity as counsel to the Company in connection with such transaction, we have examined the Articles of Incorporation and the Bylaws of the Company, each as amended to date, the Merger Agreement, a form of Rights Agreement governing the Rights (the "Rights Agreement") and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

         In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents. In giving such opinions, we have assumed that prior to the effective time of the Merger the Rights Agreement will have been duly authorized, executed and delivered by the Rights Agent (as defined in the Rights Agreement).

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CenterPoint Energy                     2                        November 5, 2001

         Based on our examination and assumptions as aforesaid, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

                  2. The Shares issued pursuant to the Merger in accordance with the terms of the Merger Agreement, when so issued, will be duly authorized, validly issued, fully paid and nonassessable.

                  3. The issuance of the Rights has been duly authorized by all necessary corporate action on the part of the Company, and upon issuance in accordance with the terms of the Rights Agreement, the Rights will be validly issued.

         The opinion set forth in paragraph 3 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

         We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement. We hereby consent to the reference to our Firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.



                                       Very truly yours,


                                       /s/ BAKER BOTTS, L.L.P.

                                           BAKER BOTTS, L.L.P.